                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                    AMENDMENT TO THE NOTE PURCHASE AGREEMENT

            THIS AMENDMENT, dated as of August 4, 2004 (the "Amendment"), to the Note Purchase Agreement, dated as of June 30, 1998 (the "Note Purchase Agreement"), by and among MasterCard International Incorporated, a Delaware non-stock membership corporation (the "Company") and each of the purchasers listed on Schedule A attached thereto (the "Purchasers").

                                W I T N E S S T H

            WHEREAS, the Company, the wholly-owned subsidiary of MasterCard Incorporated, a Delaware corporation and the holding parent company of the Company ("MasterCard"), has requested certain amendments to the Note Purchase Agreement, as more fully described herein;

            WHEREAS, in connection with the proposed amendments, MasterCard has offered to guarantee all obligations of the Company under the Note Purchase Agreement; and

            WHEREAS, the parties are willing to agree to such amendment, but only upon the terms and subject to the conditions set forth herein;

            NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

      1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Note Purchase Agreement are used herein as therein defined.

      2. Amendment to Section 7.1. Section 7.1 of the Note Purchase Agreement is hereby amended by deleting paragraphs (a), (b) and (c) thereof in their entireties and substituting in lieu thereof the following new paragraphs:

                  "(a) [intentionally omitted];

                  (b) [intentionally omitted];

                  (c) [intentionally omitted];"

      3. Amendment to Section 7.2. Section 7.2 of the Note Purchase Agreement is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof:

            "Each set of financial statements delivered to a Purchaser in connection with Section 7(a) of the Guaranty shall be accompanied by a certificate of a Senior Financial Officer that from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate no condition or event that constitutes a Default or an Event of Default existed or exists or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto."

      4. Amendment to Section 10.3. Section 10.3 of the Note Purchase Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof: "[Intentionally omitted]".

      5. Amendment to Section 11.1. Section 11.1(b) of the Note Purchase Agreement is hereby amended by inserting the following new paragraph (iv) following paragraph (iii):

            "(iv) (A) the Guaranty shall cease to be in full force and effect or
            (B)(x) the Guarantor defaults in the performance of its obligations under Section 7(b) of the Guaranty or (y) the Guarantor defaults in the performance of any other obligation in the Guaranty and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of the Guarantor obtains actual knowledge of such default and (2) the Guarantor receives written notice of such default from any holder of a Note (any such notice to be identified as a "notice of default" and to refer specifically to this Section 11.1(b)(iv)); or"

      6. Amendment to Schedule B - Defined Terms. Schedule B of the Note Purchase Agreement is hereby amended (a) by deleting the definitions of "Consolidated Net Income" and "Consolidated Net Worth" in their entireties; and
(b) by inserting the following new definitions in the appropriate alphabetical order as follows:

            "'GUARANTY' means the Guaranty dated as of August 4, 2004 made by the Guarantor in favor of the Holders."

            "`GUARANTOR' means MasterCard Incorporated, a Delaware corporation."

      7. Conditions to Effectiveness of this Amendment. This Amendment shall become effective upon the satisfaction or waiver of the following conditions:

            (a). Amendment . The Company shall have received counterparts of this Amendment, duly executed and delivered or consented to by the Company and the Required Holders.

            (b). Consent Fee. The Company shall send to each Holder, in the manner provided for payments generally to the Holders under Section 14 of the Note Purchase Agreement, a consent fee in an amount equal to 0.10% of the principal amount of the Notes held by such Holder.

            (c). Guaranty. MasterCard shall have executed a guaranty (the "Guaranty"), substantially in the form attached hereto as Exhibit A.

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                                                                               3

            (d). Certificates. The Company and MasterCard shall execute and deliver customary secretary's certificates with respect to the execution and delivery of this Amendment by the Company and the Guaranty by MasterCard.

      8. Continuing Effect of the Note Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Note Purchase Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any further or future action on the part of the parties. Except as expressly amended hereby, the provisions of the Note Purchase Agreement are and shall remain in full force and effect.

      9. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      10. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      11. Integration. This Amendment represents the agreement of the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party relative to the subject matter hereof not expressly set forth or referred to herein.

      12. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   MASTERCARD INTERNATIONAL INCORPORATED

                                   By: /s/ Andrea Robertson
                                       -----------------------------------------
                                       Name: Andrea Robertson
                                       Title: Treasurer

                                   AMERICAN INVESTORS LIFE INSURANCE COMPANY

                                   By:  AmerUS Capital Management Group, Inc.,
                                   its authorized attorney-in-fact

                                   By: /s/ Roger D. Fors
                                       -----------------------------------------
                                       Name: Roger D. Fors
                                       Title: VP, Investment Management &
                                           Research

                                   METROPOLITAN LIFE INSURANCE COMPANY

                                   By: /s/ Timothy L. Powell
                                       -----------------------------------------
                                       Name: Timothy L. Powell
                                       Title: Director

                                   METLIFE BANK, NATIONAL ASSOCIATION

                                   By:  Metropolitan Life Insurance Company, as
                                   investment manager

                                   By: /s/ Timothy L. Powell
                                       -----------------------------------------
                                       Name: Timothy L. Powell
                                       Title: Director

                                   NATIONWIDE MUTUAL INSURANCE COMPANY

                                   NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

                                   NATIONWIDE LIFE INSURANCE COMPANY

                                   By: /s/ Joseph P. Young
                                       -----------------------------------------
                                       Name: Joseph P. Young
                                       Title: Authorized Signatory

                                   PENN MUTUAL LIFE INSURANCE COMPANY

                                   By: /s/ William Meyers
                                       -----------------------------------------
                                       Name: William Meyers
                                       Title: Research Analyst

                                   THRIVENT FINANCIAL FOR LUTHERANS

                                   By: /s/ Glen J. Vanic
                                       -----------------------------------------
                                       Name: Glen J. Vanic
                                       Title: Portfolio Manager

                                                                 Exhibit A

                                    GUARANTY

      GUARANTY, dated as of August 4, 2004, made by MasterCard Incorporated, a Delaware corporation (the "Guarantor"), in favor of the holders (the "Holders") of the 6.67% Subordinated Notes due June 30, 2008 (the "Notes") issued by MasterCard International Incorporated (the "Company") pursuant to the Note Purchase Agreement, dated as of June 30, 1998 (as amended, supplemented or otherwise modified from time to time, the "Note Purchase Agreement"), by and among the Company and the initial Holders named therein.

                              W I T N E S S E T H:

      WHEREAS, pursuant to the Amendment, dated as of August 4, 2004 (the "Amendment"), to the Note Purchase Agreement, the Company has requested certain amendments to the Note Purchase Agreement;

      WHEREAS, it is a condition precedent to the effectiveness of the Amendment that the Guarantor shall have executed and delivered this Guaranty for the benefit of the Holders; and

      WHEREAS, the Guarantor is the holding parent company of the Company and is entering into this Guaranty in connection with the Amendment.

      NOW, THEREFORE, the Guarantor hereby agrees as follows:

      1. Defined Terms.

            (a). Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

            (b). The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

            (c). The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (d). "Consolidated Net Income" means as at any date for determination thereof, consolidated net income of the Guarantor and its Subsidiaries, determined in accordance with GAAP.

            (e). "Consolidated Net Worth" means as at any date of determination, the stockholders' equity of the Guarantor, as determined in accordance with GAAP and as would be reflected on a consolidated balance sheet of the Guarantor prepared as of such date.

            (f). "Indebtedness for Money Borrowed of the Guarantor" means any obligation of, or any obligation guaranteed by, the Guarantor for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets.

            (g). "Material Adverse Effect" means a material adverse effect on

                  (i) the business, operations, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or

                  (ii) the ability of the Guarantor to perform its obligations under this Guaranty, or

                  (iii) the validity or enforceability of this Guaranty.

      2. Guaranty. The Guarantor hereby guarantees to the Holders the prompt payment in full when due (whether at stated maturity, by lapse of time, by acceleration or otherwise) of the principal of and interest on (at the applicable rate or rates provided in the Note Purchase Agreement) the Notes and all other amounts whatsoever now or hereafter payable or becoming payable by the Company under the Note Purchase Agreement or the Notes, in accordance with the terms thereof (the "Guaranteed Obligations"). This Section 2 is a continuing guaranty and is a guaranty of payment and is not merely a guaranty of collection and shall apply to all Guaranteed Obligations whenever arising. The liability of Guarantor under this Guaranty shall be in addition to Guarantor's other present and future liabilities, if any, to the Holders, whether arising by contract (including, without limitation, any note purchase agreement or other guaranty, regardless of when given), operation of law, or otherwise.

      3. Acknowledgments, Waivers and Consents. The Guarantor agrees that its obligations under Section 2 of this Guaranty shall, to the fullest extent permitted by applicable law, be absolute, unconditional, and irrevocable under any and all circumstances and that the guaranty herein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Guarantor agrees that:

            (a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Guaranty in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, under this Guaranty:

                  (i) any restatement, modification or amendment (including
            without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance, of the terms of all or any part of the Guaranteed Obligations;

                  (ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

                  (iii) any application of the proceeds of any other guaranty
            (including, without limitation, the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations;

                  (iv) any release of any other Person (including, without
            limitation, any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

                  (v) any settlement, compromise, release, liquidation or
            enforcement, upon such terms or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of all or any part of the Guaranteed Obligations;

                  (vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Company or any disposition of any shares of the Company;

                  (vii) any proceeding against the Company or any other
            guarantor with respect to all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Holders under the Notes; or

                  (viii) all or any combination of any of the actions set forth in this Guaranty.

            (b) The enforceability and effectiveness of this Guaranty and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Holders under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

                  (i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations or the Note Purchase
            Agreement;

                  (ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations (other than the defense of performance);

                  (iii) the illegality, invalidity or unenforceability of any security for or other guarantee of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

                  (iv) any set-off which the Company or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations; or

                  (v) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Company.

            (c) To the fullest extent permitted by law, the Guarantor expressly waives, for the benefit of the Holders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever, and any requirement that any Holder exhaust any right, power or remedy or proceed against the Company under any Note, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

      4. Reinstatement. The obligations of the Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

      5. Subordination. (a) The obligations of the Guarantor under this Guaranty is and shall be fully and irrevocably subordinate in right of payment and subject to the prior payment or provision for payment in full of all Indebtedness for Money Borrowed of the Guarantor that was outstanding on the date hereof or incurred by the Guarantor during the period beginning on and including the date hereof and ending (but excluding) the date on which any of the events described in Section 11.1(c) of the Note Purchase Agreement shall have first occurred with respect to the Guarantor, except for:

                  (i) Indebtedness for Money Borrowed of the Guarantor that is subordinated to other Indebtedness of the Guarantor pursuant to subordination provisions substantially similar to those pursuant to which the Notes are subordinated to the debt of the Company; and

                  (ii) Indebtedness for Money Borrowed of the Guarantor that is subordinated to other Indebtedness of the Guarantor pursuant to subordination provisions junior to those pursuant to which the Notes are subordinated to the debt of the Company.

Obligations that are or are made senior to the Guarantor's obligations in respect of outstanding Guaranteed Obligations pursuant to this Section 5 are referred to herein as "Senior Claims".

            (b) Right to Receive Payment. In the event of the appointment of a receiver or trustee of the Guarantor or in the event of its insolvency, liquidation, bankruptcy, assignment for the benefit of creditors, reorganization (whether or not pursuant to bankruptcy laws) or any other marshalling of the assets and liabilities of the Guarantor, the Holders shall not be entitled to participate or share, ratably or otherwise in the distribution of assets of the Guarantor in satisfaction of the obligation of the Guarantor to pay the Guaranteed Obligations under this

Guaranty until all Senior Claims have been fully satisfied (or provision made for payment if assets of the Guarantor available to pay the same shall be adequate in amount to satisfy all such claims fully). Subject to the payment in full of all Senior Claims, the Holders shall be, to the extent of distributions of property of the Guarantor to the holders of Senior Claims to which the Holders would be entitled but for this Section 5, subrogated to the rights of the holders of such Senior Claims.

            (c) No Set-Off. Each Holder irrevocably waives, to the fullest extent permitted by law, any right to set-off or otherwise apply any amount now or hereafter due or owing or payable by such Holder on any account whatsoever against, or in or towards satisfaction of, any amount now or hereafter due or owing or payable, by the Guarantor under this Guaranty.

      6. Representations and Warranties. The Guarantor represents and warrants to the Holders that:

            (a) the Guarantor is a corporation duly organized, validly existing and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Guarantor has the corporate power and authority to execute and deliver this Guaranty and to perform the provisions hereof;

            (b) this Guaranty has been duly authorized by all necessary corporate action on the part of the Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor in accordance with its terms, except as such enforceability may be limited by:

                  (i) applicable bankruptcy, insolvency, reorganization,
            moratorium or other similar laws affecting the enforcement of creditors' rights generally; and

                  (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (c) the execution, delivery and performance by the Guarantor of this Guaranty will not:

                  (i) contravene, result in any breach of, or constitute a
            default under, or result in the creation of any Lien in respect of any property of the Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other material agreement or instrument to which the Guarantor is bound or by which the Guarantor or any of its properties may be bound or affected,

                  (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor, or

                  (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor; and

            (d) consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is not required in connection with the execution, delivery or performance by the Guarantor of this Guaranty.

      7. Covenants. The Guarantor covenants that, so long as the Notes are outstanding:

            (a) the Guarantor shall deliver to each holder of Notes:

                  (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

                  (ii) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings of such quarter and of cash flows of the Guarantor and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

      all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Information required to be delivered pursuant to this Section shall be deemed to have been delivered to each Holder on the date on which the Guarantor provides written notice to the Holders that such information has been posted on the Guarantor's website on the Internet at http://www.mastercardintl.com or is available on the website of the Securities and Exchange Commission or any successor at http://www.sec.gov (to the extent such information has been posted or is available as described in such notice), unless a Holder requests by written notice to the Guarantor, on or prior to the date which is five days prior to the date on which such information is required to be delivered under this Section, a copy of such information, then a copy shall be furnished to such Holder in the manner provided for in accordance with Section 18 of the Note Purchase Agreement;

            (b) the Guarantor will not permit its Consolidated Net Worth at any time to be less than the sum of (i) $525,000,000 plus (ii) an amount equal to 50% of the sum of its Consolidated Net Income (if positive) for each fiscal quarter ending after December 31, 2003; and

            (c) the Guarantor will deliver to each Holder together with the financial statements required to be delivered pursuant to Section 7(a)(i) and 7(a)(ii) a certificate of either the chief financial officer, principal accounting officer, treasurer or comptroller of the Guarantor setting forth:

                  (i) Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Guarantor was in compliance with the requirements of Section 7(b) during the quarterly or annual period covered by the statements then being furnished (including the calculation of the amount then in existence); and

                  (ii) Event of Default -- a statement that from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate no condition or event that constitutes a Default or an Event of Default pursuant to
            Section 11.1(b)(iv) of the Note Purchase Agreement existed or exists or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Guarantor has taken or proposes to take with respect thereto.

      8. Notices. All notices and communications provided for hereunder shall in writing and sent:

            (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid),

            (b) by registered or certified mail with return receipt requested (postage prepaid), or

            (c) by a recognized overnight delivery service (with charges prepaid).

            Any such notice must be sent:

                  (i) if to any Holder, to such Holder at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as any Holder shall have specified to the Company in writing pursuant to the Note Purchase Agreement,

                  (ii) if to the Guarantor, to the Guarantor at

            MasterCard Incorporated
            2000 Purchase Street
            Purchase, NY 10577-2509

            Attention: Treasurer
            Telephone: 914-249-5994
            Facsimile: 914-249-4205

            or at such other address as the Guarantor shall have specified to the Holders in writing.

            Notices under this Section 8 will be deemed given only when actually received.

      9. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision or the remaining provisions hereof in any other jurisdiction.

      10. Integration. This Guaranty represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Guarantor or any Holder relative to the subject matter hereof not reflected or incorporated herein.

      11. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Required Holders, except that no such amendment or waiver may, without the written consent of each Holder, release the Guarantor under this Guaranty.

            (b) No Holder shall by any act (except by a written instrument pursuant to Section 11(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Holder would otherwise have on any future occasion.

            (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

      12. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

      13. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Holders and their successors and assigns.

      14. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                               MASTERCARD INCORPORATED

                                               By:______________________________
                                                  Name:
                                                  Title:

                                               Address for Notices:
                                               MasterCard Incorporated
                                               2000 Purchase Street
                                               Purchase, NY  10577-2509
                                               Attention: Treasurer
                                               Telephone: 914-249-5994
                                               Facsimile: 914-249-4205